EXHIBIT 99.1

Contact:	Michael G. Webb
Chief Financial Officer
(901) 367-0888 Ext. 1226
BACK YARD BURGERS REVIEWING HISTORICAL STOCK OPTION PRACTICES
MEMPHIS, Tennessee (November 1, 2006) — Back Yard Burgers, Inc. (NASDAQ:BYBI) announced today that it has recently begun reviewing the company’s historical stock option practices over the past several years. Management initiated the review, which is now being overseen by the audit committee of the board of directors with the assistance of outside legal counsel. Although the exact impact to the company’s historical financial statements is not yet known, the review could result in non-cash adjustments to certain prior-period financial statements. The company also stated that it may not complete its review prior to November 14, 2006, the due date for its Form 10-Q for the third quarter of 2006, and in such event, the company will file a report with the SEC on Form 12b-25 indicating a delay in filing its quarterly report.
Back Yard Burgers operates and franchises quick-service restaurants in 20 states, primarily in markets throughout the Southeast region of the United States. The restaurants specialize in charbroiled, freshly prepared, great-tasting food. As its name implies, Back Yard Burgers strives to offer the same high-quality ingredients and special care typified by outdoor grilling in the backyard. Its menu features made-to-order gourmet Black Angus hamburgers and chicken sandwiches - charbroiled over an open flame, fresh salads, chili and other specialty items, including hand-dipped milkshakes, fresh-made lemonade and fresh-baked cobblers.
Forward-Looking Statements
This press release contains forward-looking statements concerning Back Yard Burgers’ review of its historical stock option practices. There can be no assurance concerning the outcome of this review. Forward-looking statements are made as of the date of this release, and, except as required by law, the company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.
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1657 North Shelby Oaks Drive, Suite 105 | Memphis, TN 38134 | Phone 901 367 0888 | Fax 901 367 0999 | www.backyardburgers.com | Nasdaq Symbol BYBI